EXHIBIT 10.1

YELLOW ROADWAY CORPORATION

SHARE UNIT AGREEMENT

[NAME OF GRANTEE]

GRANTEE

DATE OF GRANT:	[date]

TOTAL NUMBER OF UNITS GRANTED:	______Units

VESTING SCHEDULE:	500 Units on each of the first, second and third anniversaries of the date of grant

GRANT OF SHARE UNITS

Pursuant to action taken by the Board of Directors of YELLOW ROADWAY CORPORATION, a Delaware corporation (the “Company”), for the purposes of administration of the Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan or any successor thereto (the “Plan”), the above-named Grantee is hereby granted rights to receive the above number of shares of the Company’s $1 par value per share common stock in accordance with the Vesting Schedule described above on a one share per one unit basis and subject to the other terms and conditions described in this Share Unit Agreement (this “Agreement”).

By your acceptance of the Share Units (the “Units”) represented by this Agreement, you agree that the Units are granted under and governed by the terms of the Plan, this Agreement and the Terms and Conditions of Share Agreements (April 21, 2005) attached to this Agreement; you acknowledge that you have received, reviewed and understand the Plan, including the provisions that the decision of the Compensation Committee (the “Committee”) of the Board of Directors of the Company on any matter arising under the Plan is conclusive and binding; and you agree that this Agreement amends and supercedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of these Units.

YELLOW ROADWAY CORPORATION

Daniel J. Churay
Senior Vice President, General Counsel & Secretary

Agreement agreed and accepted by:

Grantee Name:

YELLOW ROADWAY CORPORATION

TERMS AND CONDITIONS

OF

SHARE UNIT AGREEMENTS

April 21, 2005

These Terms and Conditions are applicable to Share Units (the “Units”) granted pursuant to the Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedule provided in the Share Unit Agreement, the vesting of the underlying shares for each Unit shall be accelerated and all units shall vest upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Grantee dies or is deemed to be “permanently and totally disabled” (as defined herein) while serving as a director of the Company and prior to the time the Units vest, the Units shall become fully vested and convert to shares of Yellow Roadway Corporation common stock. For purposes of this Section, a Grantee shall be considered “permanently and totally disabled” if the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Grantee is serving as a director of the Company prior to the time the Units vest, the Units shall become fully vested and convert to shares of Yellow Roadway Corporation common stock. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

1.2.2	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

1.2.3	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

For the purposes of this Section, “Business Combination” means any transaction that is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of the Company; and “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of the Company.

2.	Non-transferability. No rights under the Share Unit Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Share Unit Agreement may be exercised and received, respectively, during the lifetime of the Grantee only by the Grantee or by the Grantee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

3.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

4.	Units Subject to Plan. A copy of the Plan is included with the Share Unit Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Share Unit Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Grantee may obtain a copy of the Plan and any amendments.

5.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in this Agreement.

6.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the shares received upon vesting of the Units may not be sold, pledged or hypothecated until such time as the Company complies with all regulatory requirements regarding registration of the Shares to be issued under the terms of the Plan.

7.	Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

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